Exhibit 4.32

SPOUSAL CONSENT

I, Leng Jinghao, am the lawful spouse of He Chuan. I hereby consent unconditionally that a certain percentage of the equity interest in Shanghai Renren Games Technology Development Co., Ltd. that is held by and registered in the name of my spouse will be disposed pursuant to the arrangements under the Loan Agreement, the Amended and Equity Option Agreement and the Equity Interest Pledge Agreement, which were executed by my spouse on November 30, 2012.

I further undertake not to take any action with the intent to interfere with the above arrangements, including making any claim that such equity interest constitutes property or community property between myself and my spouse. I hereby waive unconditionally and irrevocably any rights or entitlements whatsoever to such equity interest that may be granted to me according to any applicable laws.

Leng Jinghao
/s/ Leng Jinghao
Date: November 30, 2012

SPOUSAL CONSENT

I, Chen Yan, am the lawful spouse of Liu Jian. I hereby consent unconditionally that a certain percentage of the equity interest in Shanghai Renren Games Technology Development Co., Ltd. that is held by and registered in the name of my spouse will be disposed pursuant to the arrangements under the Loan Agreement, the Amended and Equity Option Agreement and the Equity Interest Pledge Agreement, which were executed by my spouse on November 30, 2012.

I further undertake not to take any action with the intent to interfere with the above arrangements, including making any claim that such equity interest constitutes property or community property between myself and my spouse. I hereby waive unconditionally and irrevocably any rights or entitlements whatsoever to such equity interest that may be granted to me according to any applicable laws.

Chen Yan
/s/ Chen Yan
Date: November 30, 2012